Exhibit 10.1

        Summary of Compensation for President and Chief Operating Officer
                            of Cheniere Energy, Inc.

     Like all of the executive officers of Cheniere Energy, Inc., the President and Chief Operating Officer, is an "at will" employee and does not have an employment or severance agreement. The unwritten arrangement under which our President and Chief Operating Officer is compensated includes:

     o    a salary, reviewed annually by the Compensation Committee;

     o eligibility for a discretionary annual cash bonus, as determined by the Compensation Committee;

     o eligibility for awards under Cheniere's 2003 Stock Incentive Plan, as determined by the Compensation Committee;

     o    health, life, disability and other insurance and/or benefits;

     o    vacation, paid sick leave and all other employee benefits.


         The Compensation Committee of our Board of Directors has established an annual base salary of $400,000 for our President and Chief Operating Officer after a review of competitive market data. The Compensation Committee intends to make two option grants to Mr. Horton, effective April 18, 2005: 150,000 options at the closing market price on April 18, 2005 to vest equally on the first four anniversary dates of the date of grant, and 150,000 options at the closing market price on April 18, 2005 to vest equally on the fourth, fifth and sixth anniversary dates of the date of grant.